Exhibit 3.3.1

INTER PARFUMS HOLDING

Business Corporation - with capital of 7,109,430 Euros

Head Office: 4 Rond-point des Champs Elysées - 75008 PARIS

325 951 937 RCS PARIS

BYLAWS

In coordination with the Law of August 1st, 2003

Updated on 04/26/2004

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ARTICLE 1 – FORM

The company is a corporation. It is governed by the current laws and regulations and these Bylaws.

ARTICLE 2 – PURPOSE

 The Company's purpose in France and abroad is:

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Any equity participation, direct or indirect, in any commercial or industrial, or real estate business deal, alone or with a third party, on its own behalf or that of a third party, through purchases, contributions, sales or exchanges of any stocks, corporate shares or securities of any kind, and generally, by the holding of any corporate securities. To this end, the company can participate in all such subscriptions, make any uses of funds, manage and operate any interests in any real estate or other companies,

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Any provisions of services concerning group leadership, the creation, organization, development, management, oversight, administration, and business policy for any companies, whether subsidiaries or not, the granting of any rights, patents, brands and more generally, any benefits related directly or indirectly to this purpose,

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All transactions for financing, credit, cash management and advances on all investments, and in general, all transactions related directly or indirectly to this purpose. The import or export of products for mass consumption, as well as the creation or acquisition and use of all other funds or similar institution, and all transactions that can be linked directly or indirectly to the company’s purpose or likely to facilitate its expansion or development.

ARTICLE 3 - NAME

The name of the Company is: INTER PARFUMS HOLDING

ARTICLE 4 - HEAD OFFICE

The head office is located at:

4 Rond-Point des Champs-Elysées, 75008 PARIS.

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It can be transferred to any other place in the same Department or a neighboring Department by a simple decision of the Board of Directors, subject to ratification by the next ordinary general shareholders meeting, and anywhere else pursuant to a resolution of the extraordinary general shareholders meeting, subject to current legal provisions. The Board of Directors that transfers the head office, as provided by law, is authorized to amend the Bylaws accordingly.

ARTICLE 5 - TERM

The term of the Company shall be NINETY NINE (99) years from the date of its registration in the Trade and Companies Registry, except early dissolution or extension.

ARTICLE 6 - SHARE CAPITAL

Share capital is fixed at the amount of SEVEN MILLION ONE HUNDRED NINE THOUSAND FOUR HUNDRED THIRTY Euros (7,109,430 Euros). It is divided into TWO MILLION THREE HUNDRED SIXTY NINE THOUSAND EIGHT HUNDRED TEN (2,369,810) subscribed and fully paid shares of 3 Euros par value each.

ARTICLE 7 - CHANGES IN SHARE CAPITAL

Share capital can be increased, reduced or amortized in accordance with current laws and regulations.

ARTICLE 8 - RELEASE OF SHARES

Shares subscribed in cash must be paid upon subscription, by at least half their face value and, where applicable, the entire share premium.

The release of the surplus must take place one or more times upon appeal to the Board of Directors, within five years from the registration in the Trade and Companies Registry, as regards the initial capital, and within five years from the date when the transaction becomes final in the event of a capital increase.

However, the new shares for cash resulting from a mixed transaction providing for release partly in cash and partly by incorporation of reserves, profits or premiums must be paid in full upon subscription.

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Calls for capital shall be made known to shareholders one month before the date set for each payment, either by registered letter with return receipt or by a notice in a legal announcement newspaper in the county of the head office and in the BALO [Required Legal Announcements Bulletin].

Payments are made either at headquarters or at any other place indicated for that purpose.

Shareholders shall, at any time, have the right to be discharged in advance, but they cannot claim any interest or first dividend, in respect of the payments made by them before the date fixed for the calls for funds.

Any delay in payment of amounts due on the unpaid amount of shares automatically carries interest at the legal rate from the due date, without prejudice to the personal action that the Company may take against the defaulting shareholder and the enforcement measures provided by law.

ARTICLE 9 - FORM OF SHARES

The shares are registered. The materiality of the shares results from their inclusion in the name of the holder or holders on accounts held for that purpose by the Company, under the conditions and terms provided by law.

ARTICLE 10 - TRANSMITTAL OF SHARES

The shares are negotiable only after the Company’s registration in the Trade and Companies Registry. In case of a capital increase, shares are negotiable as of when this is carried out.

The shares remain negotiable after the dissolution of the Company until the completion of the liquidation.

Ownership of the shares results from their inclusion in the individual account in the name of the holder(s) on the registries that the Company keeps to this effect at the head office.

The transfer of shares takes place with regards to the Company and third parties by a transfer order signed by the assignor or his representative and the assignee if the shares are not fully paid. The transfer order is recorded on the day of its receipt in a numbered and initialed registry kept chronologically, called the “transfer registry.”

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Transfers between shareholders, or for the benefit of spouses, ancestors and descendants are free.

Shares may not be sold to third parties outside the Company without the approval of the Board of Directors under the conditions and according to the procedure prescribed by law.

ARTICLE 11 - RIGHTS AND OBLIGATIONS ATTACHED TO SHARES

Each share provides entitlement to the profits, corporate assets and liquidation dividend in proportion to the share capital it represents.

It also gives the right to vote and to representation at the general shareholders meetings, as well as the right to be informed of the Company’s course and to obtain disclosure of certain corporate documents at such times and under the conditions prescribed by law and the Bylaws.

The shareholders are only responsible for corporate liabilities up to the extent of their contributions.

The rights and obligations follow the share regardless of the owner.

Ownership of a share carries full adherence to the Bylaws of the Company and the decisions of the general shareholders meeting.

Whenever it is necessary to own a certain number of shares in order to exercise any right, the owners who do not have this number shall make it their personal business to group together, and possibly purchase or sell the number of shares necessary.

ARTICLE 12 - BOARD OF DIRECTORS

The Company is administered by a Board of Directors composed of at least three members and eighteen members at most, subject to the exemption provided by law in case of merger.

During the life of the corporation, the directors are appointed, renewed or revoked by the ordinary general shareholders meeting. They can always be re-elected.

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The tenure of directors is SIX (6) years; they expire at the end of the ordinary general shareholders meeting called to approve the accounts for the last fiscal year that are kept for the year during which their mandate expires.

The number of directors over the age of EIGHTY (80) years shall not exceed one third of the directors in office. If this statutory limitation comes to be exceeded, the oldest director shall be deemed to have resigned on the date of the ordinary general shareholders meeting that rules on the accounts for the fiscal year during which this event shall have occurred.

Each director must own one share. If on the day of his appointment, a director does not own the required number of shares or if, during his tenure, he ceases to be their owner, he is automatically deemed to have resigned if he has not resolved his situation within three months.

ARTICLE 13 - ORGANIZATION AND OPERATION OF THE BOARD OF DIRECTORS

The Board of Directors elects a Chairman from among its individual members and determines his compensation. It fixes the Chairman’s tenure, which cannot exceed his term as director.

No person shall be appointed Chairman of the Board of Directors if he is over EIGHTY years (80 years) of age. If the incumbent Chairman has reached this age, he is deemed to have resigned.

He is eligible for reelection. The Board of Directors may remove him at any time.

ARTICLE 14 - BOARD PROCEEDINGS

The Board of Directors meets as often as the Company’s interests require, upon convocation by its Chairman or by one third or more of its members if the Board has not met for over two months. The Chairman is bound by the requests that are sent to him in this regard.

In the event that the Company’s management is assumed by a CEO, the latter may ask the Chairman of the Board of Directors to convene the Board on a specific agenda.

The convocations are made by any means, even verbally. The meeting takes place either at the head office or at any other location specified in the convocation.
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The Board’s proceedings shall be valid only if at least half the directors are present. Decisions are taken by a majority vote of members present or represented. In case of a tie vote, the Chairman of the meeting casts the deciding vote.

Directors who attend the Board meeting by means of videoconferencing are deemed to be present for calculating the quorum and the majority, in accordance with the laws and regulations. This provision is not applicable to the adoption of decisions concerning the appointment of the Chairman, the CEO, the dismissal of the CEO, the closing of the annual and consolidated accounts, and the preparation of the management report for the Company and/or the group.

ARTICLE 15 - POWERS OF THE BOARD OF DIRECTORS

The Board of Directors determines the direction of the business of the Company and oversees the implementation, within the limits of the corporate purpose and the powers expressly granted by law to shareholders' meetings. All questions regarding the proper conduct of the Company are referred to it, and it rules through its deliberations on the matters that concern it. The Board of Directors shall conduct inspections and audits as it deems appropriate.

The Chairman or CEO of the Company is bound to provide to each director all the documents and information necessary to accomplish his mission.

In dealings with third parties, the Company is bound even by actions of the Board of Directors that are not within the corporate purpose, unless it proves that the third party knew that the action exceeded that purpose or that he could not ignore that given the circumstances, it being excluded that the mere publication of the Bylaws is sufficient to constitute such evidence.

ARTICLE 16 - POWERS OF THE CHAIRMAN OF THE BOARD OF DIRECTORS

The Chairman organizes and directs the work of the Board of Directors, which reports to the general shareholders meeting. He ensures the proper functioning of the corporate bodies and ensures in particular that the directors are able to fulfill their mission. In a report attached to the annual report, he reports in particular on the conditions of operation of the Board of Directors and the internal oversight procedures.

In case of temporary incapacity or death of the Chairman, the Board of Directors may delegate a director to carry out the duties of the Chairman.

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In case of temporary impediment, such delegation is given for a limited period and is renewable. In case of death, it shall be valid until the election of the new Chairman.

ARTICLE 17 - GENERAL MANAGEMENT - DELEGATION OF POWERS

The general management of the Company is assumed, under his responsibility, either by the Chairman of the Board of Directors or by another physical person, whether a director or not, appointed by the Board of Directors, for whom it sets the tenure and who holds the title of CEO.

The CEO, who must be a physical person, whether chosen from among the directors or not, can be dismissed at any time by the Board of Directors. If he is dismissed without just cause, he is entitled to damages, unless he also fulfills the duties of Chairman of the Board of Directors.

The Board of Directors chooses, in accordance with the legal and regulatory requirements in force, between two methods of exercising the general management of the Company, upon any appointment or renewal of the Chairman of the Board of Directors, or the CEO if these duties are not assumed by the Chairman of the Board of Directors. This choice remains valid until the expiration of any of these terms or, if necessary, until the day the Chairman of the Board of Directors decides to no longer serve as CEO or, upon decision by the Board of Directors, for a shorter period, which may be one year.

Shareholders and third parties shall be informed of this choice under the conditions prescribed by current law and regulations.

If the Board of Directors chooses not to separate the functions of Chairman of the Board of Directors, the Chairman assumes, under his responsibility, the general management of the Company. In this case, the provisions below relating to the CEO apply to him with the exception of compensation for wrongful dismissal from his duties as CEO.

If the Board of Directors chooses to separate the duties of Chairman of the Board of Directors and CEO, and subject to the powers that the law expressly attributes to shareholder meetings and to the Board of Directors, and within the limits of the corporate purpose, the CEO is then invested with the broadest powers to act in all circumstances on behalf of the Company. He represents the Company in its dealings with third parties. He can grant to any agent of his choice all delegations of powers within the limits of those conferred upon him by law and these Bylaws. Any limitation on his powers by a decision of the Board of Directors is not effective against third parties.

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When he is a director, his term in office cannot exceed that of his mandate.

Whatever the term for which the duties of CEO were conferred on him, such duties shall terminate, automatically, at the latest after the first ordinary general shareholders meeting held after the date on which he has attained EIGHTY (80) years of age.

The Board of Directors determines the CEO’s compensation.

The Board of Directors may, upon the CEO's suggestion, mandate a physical person, director or otherwise, to assist the CEO, with the title of Deputy CEO, who may not be older than EIGHTY (80) years of age on the day of their appointment. In agreement with the CEO, or the Chairman of the Board of Directors if the latter serves as the CEO, the Board of Directors determines the extent and duration of the powers delegated to each Deputy CEO.

ARTICLE 18 – STATUTORY AUDITORS

The auditing of the Company is carried out by one or more statutory auditors, appointed and performing their duties according to law.

One or more substitute auditors called upon to replace the statutory auditor(s) in case of refusal, incapacity, resignation or death, are appointed at the same time as the statutory auditor(s) for the same period.

ARTICLE 19 – REGULATED AGREEMENTS

Any agreement shall be submitted for prior approval by the Board of Directors, other than those that bear on current operations and are concluded under normal conditions, directly with or through an intermediary, between the Company and its CEO, one of its Deputy CEOs, one of its directors, one of its shareholders who holds a fraction of the voting rights in excess of 10%, or, if it involves a corporate shareholder, the company that controls it according to the meaning of Article L. 233-3 of the new Commercial Code.

The same holds for agreements in which one of these people is indirectly involved.

Are also subject to prior approval; any agreements between the Company and a business that the CEO, a Deputy CEO, or a director of the Company owns, or is an unlimited partner, manager, director, CEO or member of the board of directors or supervisory board, or is in general, an officer of this business.

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Persons who hold an interest are required to inform the Board of Directors when they become aware of an agreement subject to approval. They cannot claim to take part in the voting on the authorization sought.

The Chairman of the Board gives an opinion to the Statutory Auditors on all the agreements authorized and submits them for approval by the general shareholders meeting.

These agreements are authorized under the applicable legal and regulatory requirements.

The above provisions do not apply to agreements relating to current operations that are concluded under normal conditions. However, these agreements, except when they are not significant for any of the parties because of their purpose or their financial implications, shall be provided to the Chairman of the Board of Directors by the party who holds an interest. The list and the purpose of such agreements are communicated by the Chairman to the members of the Board of Directors and to the Statutory Auditors.

ARTICLE 20 - PROHIBITED AGREEMENTS

Directors, other than legal entities, are prohibited from contracting loans from the Company in any form whatsoever, from being granted an overdraft on current account and otherwise by it, and to have their commitments towards third parties be guaranteed or secured by it.

The same prohibition applies to the CEO, the Deputy CEO and the permanent representatives of corporate entity directors. It also applies to spouses, ancestors and descendants of the persons referred to in this article, as well as to any intermediary third party.

ARTICLE 21 - GENERAL MEETINGS

General shareholders meetings are convened and deliberate under the conditions laid down by law.

The collective decisions of shareholders are made in ordinary, extraordinary or special general shareholders meetings depending on the nature of the decisions they are called upon to make.

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General meetings shall be convened either by the Board of Directors or by the Statutory Auditors, or by a court-appointed trustee under the conditions provided by law.

Meetings are held at the head office or at any other location specified in the convocation.

The convening of general meetings shall be carried out fifteen days before the date of the meeting, either by a notice in a newspaper authorized to receive legal announcements in the Department of the head office, or by letter addressed to each shareholder.

When a meeting has been unable to deliberate for lack of the required quorum, the second meeting and, where applicable, the extended second meeting is convened at least six days in advance in the same form as the first. The notice and letters of convocation to this second meeting shall repeat the date and agenda of the first one.

Any shareholder may attend meetings in person or by proxy, regardless of the number of shares he owns, upon proof of his identity and ownership of his shares in the Company accounts. He can only be represented by his spouse or by another shareholder: to this end the proxy must show proof of his mandate.

Any shareholder may, if the Board of Directors so decides upon convening the meeting, also participate in that meeting by videoconference or by any means of telecommunication and remote transmission including the Internet, under the conditions provided by the regulations applicable at the time of its use.

Are deemed present, in calculating the quorum and the majority, the shareholders attending the meeting by videoconference, Internet or by any means of telecommunication that allows their identification, whose nature and conditions are determined by Decree.

Any shareholder may vote by mail using a form prepared and sent to the Company under the conditions laid down by law and regulations. This form must reach the Company FIVE (5) days before the date of the meeting in order to be taken into account.

Any shareholder has the right to obtain disclosure of the documents necessary to enable him to act in full knowledge of cause concerning the management and workings of the Company.

The nature of these documents and the conditions of their sending or being made available are determined by law and regulations.

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An attendance sheet, duly signed by the shareholders present and the proxies, to which are annexed the powers given to each proxy and, where appropriate the forms for voting by mail, is certified correct by the executive committee of the meeting.

The meetings are chaired by the Chairman of the Board of Directors or, in his absence, by a Vice-Chairman or a director specifically designated for that purpose by the Board. Otherwise, the assembly itself designates its Chairman.

The duties of the vote-counter are fulfilled by the two shareholders, present and willing, who hold, on their own behalf as well as by proxy, the largest number of votes.

The executive committee thus comprised, appoints a secretary who may not be a shareholder.

The minutes are prepared and copies or excerpts from the deliberations are delivered and certified according to law.

The ordinary and extraordinary general shareholders meetings acting under the conditions of quorum and majority required by the provisions that govern them respectively, exercise the powers conferred on them by law.

ARTICLE 22 - FISCAL YEAR

Each fiscal year has a period of one year, which begins January 1 and ends December 31.

ARTICLE 23 - INVENTORY - ANNUAL FINANCIAL STATEMENTS

There shall be a regular accounting of corporate operations, according to law.

At the close of each fiscal year, the Board of Directors draws up an inventory of the various assets and liabilities that exist on that date.

It also draws up the balance sheet describing the assets and liabilities, showing the equity separately, the income statement summarizing revenues and expenses during the fiscal year, as well as the appendix that supplements and comments on the information given by the balance sheet and the income statement.

The Board of Directors prepares the management report on the Company’s situation during the past fiscal year, its foreseeable development, the significant events that occurred between the closing date of the fiscal year and when it is prepared, and its research and development activities.

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ARTICLE 24 - ALLOCATION AND DISTRIBUTION OF PROFITS

If the fiscal year accounts approved by the general shareholders meeting show a distributable profit as defined by law, the general shareholders meeting decides to include it in one or more reserve items for which it shall decide on its allocation or use, whether to carry it forward or distribute it.

The general shareholders meeting may grant to the shareholders for all or part of the dividend distributed or interim dividends, an option between payment of the dividend in cash or in shares under the legal conditions.

Losses, if any exist, are carried forward again, after approval of the financial statements by the general shareholders meeting, to be offset against profits for subsequent years until extinction.

ARTICLE 25 - SHAREHOLDER EQUITY LESS THAN HALF OF SHARE CAPITAL

If, due to losses recorded in the accounting records, the Company’s equity falls below half of the share capital, the Board of Directors shall, within four months following approval of the accounts that reflect these losses, convene an extraordinary general meeting of shareholders for the purpose of deciding whether premature dissolution of the Company is warranted.

If dissolution is not decided on, the share capital must, subject to the legal provisions relating to minimum share capital for a business corporations, and within the deadline set by law, be reduced by an amount equal to the losses that were not charged against reserves, if, within that period the equity does not once again equal at least half the share capital.

If a general shareholders meeting does not take place, as in the case that this meeting was unable to validly deliberate, any interested party may request court-ordered dissolution of the Company.

ARTICLE 26 - CONVERSION OF THE COMPANY

The Company can be converted into another form of corporation, if, at the time of its conversion, it has been in existence for at least two years, and if the balance sheets for its first two years have been drawn up and approved by the shareholders.

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The decision to convert is made on the report of the Statutory Auditors for the Company, who must certify that the equity is at least equal to the share capital.

The conversion into a partnership requires the agreement of all the partners. In this case, the conditions above are not required.

The conversion into a limited liability company or a joint stock company is decided upon under the conditions provided for an amendment to the bylaws and with the agreement of all the partners who agree to be active partners.

The conversion into a limited liability company is decided upon under the conditions provided for an amendment to the articles of incorporation for companies of that form.

ARTICLE 27 - DISSOLUTION - LIQUIDATION

At the expiration of the term set by the Company or in case of early dissolution, the general shareholders meeting sets the terms and conditions for the liquidation and appoints one or more liquidators, whose powers they shall determine and who shall perform their duties according to law.

ARTICLE 28 - DISPUTES

All disputes that may arise during the term of the Company or upon its liquidation, either between the Company and the shareholders or directors, or between the shareholders themselves, which involve corporate business, shall be judged according to law and subject to the jurisdiction of the courts.

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